UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 15, 2007

Commission File	Registrant; State of Incorporation;	IRS Employer
Number	Address and Telephone Number	Identification No.

1-11459	PPL Corporation	23-2758192
(Exact name of Registrant as specified in its charter)
(Pennsylvania)
Two North Ninth Street
Allentown, PA 18101-1179
(610) 774-5151

333-74794	PPL Energy Supply, LLC	23-3074920
(Exact name of Registrant as specified in its charter)
(Delaware)
Two North Ninth Street
Allentown, PA 18101-1179
(610) 774-5151
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
As a result of the Electric Service Customer Choice and Rate Relief Law of 1997, the Illinois General Assembly provided the opportunity for power suppliers to compete to supply power to Illinois electric utilities to meet the full requirements of all non-shopping Illinois electricity customers. The Illinois Commerce Commission (ICC) conducted an auction for supply of up to 25,474 MW of peak load and hired an independent Auction Monitor for this purpose. PPL EnergyPlus, LLC, the energy marketing subsidiary of PPL Corporation (PPL) and PPL Energy Supply, LLC, submitted bids in this Illinois auction process and, as a result, in September 2006 entered into three agreements with Commonwealth Edison Company to supply a portion of its full requirements service. These agreements commenced in January 2007 and expire after 17, 29 and 41 months. During peak hours, PPL EnergyPlus’ obligation to supply Commonwealth Edison may reach 700 MW. At the conclusion of the auction process, the Auction Monitor and the ICC Staff both concluded that the auction process was competitive.
On March 15, 2007, the Illinois Attorney General filed a complaint at the Federal Energy Regulatory Commission (FERC) against all of the successful bidders in this auction process, including PPL EnergyPlus and fourteen other suppliers, alleging market manipulation and requesting that FERC investigate such allegations, requesting refunds for sales at prices above just and reasonable rates and seeking revocation of FERC market-based rate authority for certain of the suppliers. The redacted copy of the complaint served on PPL EnergyPlus does not identify which suppliers allegedly engaged in market manipulation or which suppliers allegedly should have their market-based rate authority revoked.
PPL EnergyPlus is reviewing the complaint and gathering information regarding the allegations. While PPL and PPL Energy Supply do not currently believe that this matter will have a material adverse impact on the financial condition of PPL and PPL Energy Supply, they cannot predict the outcome of this matter.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned, thereunto duly authorized.

PPL CORPORATION
By:	/s/ James E. Abel
James E. Abel
Vice President-Finance and Treasurer

PPL ENERGY SUPPLY, LLC
By:	/s/ James E. Abel
James E. Abel
Vice President-Finance and Treasurer

March 16, 2007